Exhibit 99.1

Bio-Path Holdings Appoints Dr. Craig Hooper to Scientific Advisory Board

Renowned neuroimmunology researcher joins SAB to advance DNAbilize™ technology in glioblastoma

HOUSTON—February 21, 2017 – Bio-Path Holdings, Inc., (NASDAQ: BPTH), a biotechnology company leveraging its proprietary DNAbilize™ liposomal delivery and antisense technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced the appointment of D. Craig Hooper, Ph.D., to its Scientific Advisory Board (SAB).

“It is with great pleasure we welcome Dr. Hooper to our SAB. His extensive experience in the neuroimmunology field will be extremely valuable to Bio-Path as we seek to advance our liposomal RNAi antisense platform to deliver a safe and systemic brain cancer immunotherapy,” said Peter Nielsen, President and Chief Executive Officer of Bio-Path.

“Bio-Path is developing a truly innovative platform that has the potential to transform antisense drug delivery,” commented Dr. Hooper. “I’m honored to join Bio-Path’s SAB and look forward to working with my esteemed colleagues to help advance DNAbilize™ and offer meaningful new immunotherapy treatments to patients.”

D. Craig Hooper, Ph.D., is a Professor of Cancer Biology and Neurological Surgery at Thomas Jefferson University. Dr. Hooper has published over 140 papers in peer-reviewed journals and serves on the editorial boards of the Journal of Immunology Research, Scientific Reports and the Journal of Immunology. In 2016 he was inducted into the National Academy of Inventors (NAI). Dr. Hooper received his Ph.D. in Immunology and B.Sc. in Physiology from McGill University. He completed his post-doctoral research fellowship at the University of Bristol.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company focused on developing therapeutic products utilizing DNAbilize™, its proprietary liposomal delivery and antisense technology, to systemically distribute nucleic acid drugs throughout the human body with a simple intravenous transfusion. Bio-Path’s lead product candidate, prexigebersen (BP1001, liposomal Grb2 antisense), is in a Phase II study for blood cancers and in preclinical studies for solid tumors. Bio-Path’s second drug candidate, also a liposomal antisense drug, is ready for the clinic where it will be evaluated in lymphoma and solid tumors.

For more information, please visit the Company's website at http://www.biopathholdings.com.

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Contact Information:

Investors

Will O’Connor

Stern Investor Relations, Inc.

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369